Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
LaBarge, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of LaBarge, Inc. of our report dated August 5, 2004, relating to the consolidated balance sheets of LaBarge, Inc. as of June 27, 2004 and June 29, 2003, and the related consolidated statements of income, stockholders' equity and cash flows, for each of the years ending June 27, 2004, June 29, 2003 and June 30, 2002, which report appears in the June 27, 2004 Annual Report on Form 10-K of LaBarge, Inc.

/s/ KPMG LLP

St. Louis, Missouri
December 6, 2004